Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3, No. 333-147317) and related Prospectus of Questar Gas Company for the registration of $150,000,000 of debt securities and to the incorporation by reference therein of our report dated February 26, 2007, with respect to the financial statements and schedule of Questar Gas Company included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

January 31, 2008

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